Exhibit 16.1

Liggett & Webb, P.A.

1901 S. Congress Ave, Suite 101

Boynton Beach, FL 33426

October 11, 2022

U.S. Securities & Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, DC 20549

Ladies and Gentlemen

We have read the statements included under Item 4.01 in the Form 8-K, dated October 7, 2022 of EKIMAS Corporation to be filed with the Securities and Exchange Commission and we agree with such statements insofar as they relate to our resignation.

We have no basis to agree or disagree with any other statements of the Registrant contained therein.

Very truly yours,

/s/ Liggett & Webb, P.A.
Liggett & Webb, P.A.